UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 30, 2023

SCYNEXIS, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36365	56-2181648
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Evertrust Plaza, 13th Floor

Jersey City, New Jersey 07302-6548

(Address of Principal Executive Offices, and Zip Code)

(201)-884-5485

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	SCYX	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

License Agreement with GSK

On March 30, 2023 SCYNEXIS, Inc. entered into a license agreement (the “License Agreement”) with GlaxoSmithKline Intellectual Property (No. 3) Limited (“GSK”). Pursuant to the terms of the License Agreement, SCYNEXIS granted GSK an exclusive (even as to SCYNEXIS and its affiliates), royalty-bearing, sublicensable license for the development, manufacture, and commercialization of ibrexafungerp, including the approved product BREXAFEMME®, for all indications, in all countries other than Greater China and certain other countries already licensed to third parties (the “GSK Territory”). If the existing licenses granted to or agreements with third parties are terminated with respect to any country, GSK will have an exclusive first right to negotiate with SCYNEXIS to add those additional countries to the GSK Territory.

SCYNEXIS retains rights to all other assets, with GSK receiving a right of first negotiation (“ROFN”) to any other enfumafungin-derived compounds or products that SCYNEXIS may control.

Under the terms of the License Agreement, SCYNEXIS will receive an upfront payment of $90 million. SCYNEXIS is also eligible to receive potential:

-
regulatory approval milestone payments of up to $70 million;
-
commercial milestone payments of up to $115 million based on first commercial sale in invasive candidiasis (U.S./EU);
-
and sales milestone payments of up to $242.5 million based on annual net sales, with a total of $77.5 million to be paid upon achievement of multiple thresholds up through $200 million; a total of $65 million to be paid upon achievement of multiple thresholds between $300 million and $500 million; and $50 million to be paid at each threshold of $750 million and $1 billion.

SCYNEXIS will be responsible for the execution and costs of the ongoing clinical studies of ibrexafungerp but will have the potential to receive up to $75.5 million in success-based development milestones, which are comprised of up to $65 million for the achievement of three interim milestones associated with SCYNEXIS’s continued performance of the ongoing MARIO Study and $10.5 million for the successful completion of the MARIO Study.

In the case of each of the above milestones, such milestone events are defined in the License Agreement.

GSK will also pay royalties based on cumulative annual sales to SCYNEXIS in the mid-single digit to mid-teen range. These royalty rates are subject to reduction, including in the event of third-party licenses, entry of a generic product, or the expiration of licensed patents.

A joint development committee will be established between GSK and SCYNEXIS to coordinate and review ongoing development activities of ibrexafungerp.

Unless earlier terminated, the License Agreement will expire on a product-by-product and country-by-country basis at the end of the royalty term for such product in such country.

SCYNEXIS has the right to terminate the License Agreement upon an uncured material breach by, or bankruptcy of, GSK. GSK has the right to terminate the License Agreement at any time for convenience in its entirety or on a product-by-product and country-by-country basis, upon an uncured material breach by, or bankruptcy of, SCYNEXIS, or for safety reasons.

The consummation of the transactions under the License Agreement is subject to the satisfaction of customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act”); provided, that either SCYNEXIS or GSK may terminate the License Agreement if expiration or termination of the applicable waiting period under the HSR Act has not occurred within nine months of the signing of the License Agreement. The parties expect the transactions contemplated by the License Agreement to close in the second quarter of 2023.

The foregoing is only a summary of the material terms of the License Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the License Agreement, copies of which SCYNEXIS intends to file with its Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2023, requesting confidential treatment for certain portions thereof.

Loan Agreement Amendment

SCYNEXIS, Hercules Capital, Inc. (“Hercules Capital”) and Silicon Valley Bridge Bank, N.A. (“SVB”) are party to a Loan and Security Agreement dated as of May 13, 2021 (the “Loan Agreement”), pursuant to which Hercules Capital, SVB and each of the other lenders from time-to-time party to the Loan and Security Agreement (collectively, the “Lenders”) loaned to SCYNEXIS $35 million.

In connection with the entering into of the License Agreement, SCYNEXIS entered into a First Amendment and Consent to Loan and Security Agreement with the Lenders pursuant to which the Lenders consented to SCYNEXIS entering into the License Agreement and SCYNEXIS agreed to pay to the Lenders an amount equal to the sum of (i) all outstanding principal plus all accrued and unpaid interest with respect to the amounts loaned under the Loan Agreement (approximately $35.4 million), (ii) the prepayment fee payable under Loan Agreement ($262,500), (iii) the final payment payable under Loan Agreement ($1,382,500), and (iv) all other sums, if any, that shall have become due and payable with respect to loan advances under the Loan Agreement. These payments by SCYNEXIS will become due upon the earliest of (A) one business day following receipt by SCYNEXIS of the $90 million upfront payment payable to SCYNEXIS under the License Agreement, (B) June 1, 2023, or (C) the termination of the License Agreement.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCYNEXIS, Inc.

Date: March 29, 2023	By:	/s/ David Angulo
	Name:	David Angulo, M.D.
	Its:	Chief Executive Officer